Exhibit 99.1

Thor Announces Record Results for Fiscal 2017 First Quarter

- Record first-quarter sales of $1.71 billion up 65.8%

- Net income of $78.7 million for the quarter rose 55.9%  compared to prior year

- Diluted EPS of $1.49 per share, up 55.2% compared to $0.96 per share in the prior year

- Consolidated Recreational Vehicle (RV) backlogs more than doubled to $2.11 billion versus 2016 first quarter

- Outlook for future RV growth remains positive, with strong growth in backlogs driven by new consumers embracing the RV lifestyle

ELKHART, Ind., Nov. 28, 2016 /PRNewswire/ -- Thor Industries, Inc. (NYSE: THO) today announced record first-quarter net income of $78.7 million, or $1.49 per diluted share, on record revenues of $1.71 billion for the first quarter ended October 31, 2016. Gross profit increased 55.5% to $236.8 million, though gross profit margins decreased modestly to 13.9% in the first quarter compared to 14.8% in the prior-year period, due primarily to acquisition-related dilution. Net income increased 55.9% on sales growth of 65.8% when compared with the first quarter of last year. Diluted earnings per share for the fiscal 2017 first quarter increased 55.2% from the previous year.

"Fiscal 2017 began like fiscal 2016 ended, with continued robust performance throughout the Company. The strong revenue and earnings growth reflects the ongoing enthusiastic reception of our product offerings by dealers and consumers alike, as well as our ability to effectively manage our growth and integrate acquisitions successfully," said Bob Martin, Thor President and CEO. "Starting with our Dealer Open House in September, our new products have been incredibly well received, with strong year-over-year sales and backlog growth. With continued dealer optimism and steady economic conditions, we believe 2017 will be one of the strongest years for wholesale shipments for the industry since the 1970s."

Mr. Martin added, "The Jayco integration has gone very smoothly, as illustrated by their meaningful contribution to our revenues and gross profit. We also made good progress on expanding capacity in a disciplined way to meet the strong demand for our products. New facilities or production lines at Dutchmen, Heartland, Highland Ridge, Jayco and Thor Motor Coach ramped up during the first quarter and we are evaluating additional projects to increase capacity where necessary. The need to meet such strong demand is a true testament to our entire team and the great network of dealers, who are important partners in our success."

Towable RVs:

  Towable RV sales were $1.21 billion for the first quarter, up 62.6% from $744.7 million in the prior-year period. Jayco contributed $324.3 million to towable sales, while the towable growth excluding the acquisition was a robust 19.1%, driven by strength in smaller, more affordably priced travel trailers.
  Towable RV income before tax was $94.2 million, up 49.0% from $63.2 million in the first quarter last year. This increase was driven primarily by the increase in sales and modest Selling General and Administrative (SG&A) expense leverage as well as a $2.2 million gain on the sale of a property, partially offset by increased amortization expense and purchase accounting costs associated with Jayco.
  Towable RV backlog increased $690.4 million, or 97.2%, to $1.40 billion, compared to $710.0 million at the end of the first quarter of fiscal 2016, reflecting the inclusion of Jayco's $442.0 million backlog as well as continued momentum in travel trailers.

Motorized RVs:

  Motorized RV sales were $461.5 million for the first quarter, up 83.8% from $251.1 million in the prior-year first quarter. The increase in motorized RV sales was a result of continued strong growth in the more moderately priced gas Class A and Class C motorhomes, which are targeting new consumers entering the market, combined with the inclusion of $142.8 million of Jayco's motorized revenues.
  Motorized RV income before tax was $28.9 million, up 33.6% from $21.7 million last year, driven primarily by the growth in motorized sales and improved SG&A expense leverage, partially offset by increased amortization expense and purchase accounting costs associated with Jayco.
  Motorized RV backlog more than doubled to $706.4 million from $341.0 million a year earlier, reflecting the inclusion of Jayco's $135.5 million motorized backlog as well as strong, continued demand for smaller gas Class A and Class C motorhomes.

"As a result of the strong operating performance during the quarter, coupled with the timing of sales near the end of the quarter, we saw an increase in working capital – primarily accounts receivable which turn very quickly. We also invested over $26 million on capital projects and reduced the balance on our revolving credit facility by $20 million," said Colleen Zuhl, Thor Senior Vice President and CFO. "At October 31st, we held $161.7 million of cash and $340.0 million was outstanding under the debt agreement with $157.8 million of availability under the revolver. As we look to the remainder of the fiscal year, we see continued strong demand for our products resulting in the need for additional production capacity. We intend to be prudent in investing our cash to ensure we have the ability to meet demand while also further reducing our debt."

Acquisition Impact:

  For the first quarter, Jayco contributed approximately $467.1 million in sales and $44.7 million in gross profit. Gross profit contribution for the quarter was adversely affected by the impact of purchase accounting on the value of inventory.
  Interest expense and amortization of debt issuance costs for the quarter were approximately $2.4 million.
  Results for the quarter were also affected by the amortization of intangibles. Backlog amortization, which was amortized over a period of 3 months and is now complete, amounted to $8.3 million in the first quarter. Total amortization cost for the quarter attributable to the Jayco acquisition, including the backlog amortization, amounted to $12.9 million.

"With what I believe is the best team in the business, we have continued to execute our strategic plan and deliver solid growth while maintaining extremely prudent capital allocation objectives. We will continue to focus on both our short and long-term initiatives to provide Thor the ability to grow in fiscal 2017 and beyond," said Peter B. Orthwein, Thor Executive Chairman. "With a stable or improved economy, including job and income growth, we are optimistic that demand from consumers and dealers will drive another year of impressive growth for the RV industry. Our challenge, as it has been over the past several years, will be to develop new products and produce them in the volumes necessary to meet demand and with the quality our customers expect, while generating solid returns for our shareholders. We are confident that our team, operating approach and financial discipline position us well to achieve this."

Investor Questions and Answers:
Thor announced that it has provided a detailed list of investor questions and answers relating to quarterly results and other topics that are posted on the Investor Relations section of its website at www.thorindustries.com.

About Thor Industries, Inc.
Thor is the sole owner of operating subsidiaries that, combined, represent one of the world's largest manufacturers of recreational vehicles. For more information on the Company and its products, please go to www.thorindustries.com.

This release includes certain statements that are "forward looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon Thor Industries, Inc., and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the impact of rising interest rates on our operating results, the costs of compliance with increased governmental regulation, legal and compliance issues including those that may arise in conjunction with recent transactions, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations and the potential economic impact of rising interest rates, restrictive lending practices, management changes, the success of new product introductions, the pace of obtaining and producing at new production facilities, the pace of acquisitions, the potential loss of existing customers of acquisitions, the integration of new acquisitions, our ability to retain key management personnel of acquired companies, the loss or reduction of sales to key dealers, the availability of delivery personnel, asset impairment charges, cost structure changes, competition, the impact of potential losses under repurchase agreements, the potential impact of the strengthening U.S. dollar on international demand, general economic, market and political conditions and the other risks and uncertainties discussed more fully in ITEM 1A of our Annual Report on Form 10-K for the year ended July 31, 2016 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ending October 31, 2016.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this listing of questions and answers or to reflect any change in our expectations after the date of this listing or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE 3 MONTHS ENDED OCTOBER 31, 2016 and 2015
($000's except share and per share data) (Unaudited)

	3 MONTHS ENDED OCTOBER 31,
	2016	% Net Sales (1)	2015	% Net Sales (1)

Net sales	$1,708,531		$1,030,351

Gross profit	$ 236,752	13.9%	$ 152,216	14.8%

Selling, general and administrative expenses	102,310	6.0%	68,454	6.6%

Amortization of intangible assets	18,215	1.1%	6,028	0.6%

Interest income (expense), net	(2,407)	(0.1%)	(36)	(0.0%)

Other income (expense), net	1,980	0.1%	(7)	(0.0%)

Income from continuing operations before income taxes	115,800	6.8%	77,691	7.5%

Income taxes	37,055	2.2%	26,955	2.6%

Net income from continuing operations	78,745	4.6%	50,736	4.9%

Income (loss) from discontinued operations, net of income taxes	-	0.0%	(239)	(0.0%)

Net income	$ 78,745	4.6%	$ 50,497	4.9%

Earnings per common share from continuing operations
Basic	$ 1.50		$ 0.97
Diluted	$ 1.49		$ 0.97

Earnings per common share
Basic	$ 1.50		$ 0.96
Diluted	$ 1.49		$ 0.96

Weighted avg. common shares outstanding-basic	52,503,966		52,409,945
Weighted avg. common shares outstanding-diluted	52,705,942		52,545,560

	SUMMARY BALANCE SHEETS - OCTOBER 31, ($000) (Unaudited)

	2016	2015			2016	2015
Cash and equivalents	$ 161,710	$ 179,317	Current liabilities		$ 664,783	$ 410,415
Accounts receivable, trade and other	479,544	317,308	Long-term debt		340,000	-
Inventories	417,127	271,370	Other long-term liabilities		51,325	61,594
Deferred income taxes and other, net	11,329	73,920	Stockholders' equity		1,325,650	1,100,374
Total current assets	1,069,710	841,915
Property, plant & equipment, net	360,239	243,515
Goodwill	377,693	312,622
Amortizable intangible assets, net	489,176	162,990
Deferred income taxes and other, net	84,940	11,341
Total	$2,381,758	$1,572,383			$2,381,758	$1,572,383

(1) Percentages may not add due to rounding differences

CONTACT: Jeffery A. Tryka, CFA, Director of Corporate Development and Investor Relations, (574) 970-7912, jtryka@thorindustries.com